Exhibit 4.32

BOND AND FLOATING CHARGE

of all its property and undertaking

by

TELEWEST COMMUNICATIONS

(DUNDEE AND PERTH) LIMITED

and

DEUTSCHE BANK AG, LONDON BRANCH

as Security Trustee

DUNDAS & WILSON CS LLP

Saltire Court
20 Castle Terrace
Edinburgh EH1 2EN

Tel 0131 228 8000
Fax 0131 228 8888
Legal Post: LP2 Edinburgh 6

Ref: DO/CLP/DEU002.0063

Table of Contents

1.	INTERPRETATION	1

2.	BOND	7

3.	FLOATING CHARGE	8

4.	RULE 3-16 LIMITATION	9

5.	UNDERTAKINGS	10

6.	SET-OFF	11

7.	ENFORCEMENT	11

8.	OFFICE OF RECEIVER	14

9.	APPLICATION OF ENFORCEMENT MONEYS	14

10.	RELEASE AND DISCHARGE	14

11.	PROTECTION OF SECURITY	15

12.	FURTHER ASSURANCE	16

13.	MANDATE AND ATTORNEY	17

14.	INDEMNITIES; COSTS AND EXPENSES	17

15.	SECURITY TRUST AGREEMENT	18

16.	REORGANISATION	18

17.	CURRENCIES	19

18.	NO ASSIGNATION	19

19.	NOTICES	19

20.	GOVERNING LAW	19

21.	JURISDICTION	19

22.	CONSENT TO REGISTRATION	19

BOND AND FLOATING CHARGE

by

1.                            TELEWEST COMMUNICATIONS (DUNDEE AND PERTH) LIMITED incorporated under the laws of Scotland (registered number SC096816) whose registered office is at 1 South Gyle Crescent Lane, Edinburgh, EH12 9EG (the Company);

in favour of

2.                            DEUTSCHE BANK AG, LONDON BRANCH as security trustee for the Beneficiaries (the Security Trustee)

WHEREAS:

(A)                             The Lenders have agreed to make available to the Borrowers (as defined in the Senior Facilities Agreement (as defined below)) certain credit facilities pursuant to the terms and subject to the conditions of the Senior Facilities Agreement.

(B)                                Virgin Media Secured Finance PLC has agreed to issue and sell the Senior Secured Notes under the Senior Secured Notes Indenture.

(C)                                By an intercreditor deed dated 3 March 2006, as amended and restated on 13 June 2006, 10 July 2006, 31 July 2006, 15 May 2008, 30 October 2009 and 8 January 2010 (the Group Intercreditor Deed) the Security Trustee, the Facility Agent, the Original Senior Borrowers, the Original Senior Guarantors, the Senior Lenders, the Hedge Counterparties, the Intergroup Debtors and the Intergroup Creditors and certain other members of the Group have agreed to regulate their relationship as creditors on the terms set out therein.

(D)                               The board of directors of the Company is satisfied that the Company is entering into this Instrument for the purposes of its carrying on business and that its doing so benefits the Company.

(E)                                 The Security Trustee holds the benefit of this Instrument on trust for itself and the other Beneficiaries on the terms and subject to the conditions of the Security Trust Agreement and the Group Intercreditor Deed.

1.             INTERPRETATION

1.1                                In this Instrument:

the Act	means the Companies Act 1985;

Beneficiaries	means the First Beneficiary and the Second Beneficiaries;

Charged Assets	means the whole of the property (including uncalled capital) which is or may be from time to time while this Instrument is in force comprised in the property and undertaking of the Company;

Chargors	means each of the Original Charging Companies and each of the Original Charging Partnerships;

Debenture

means the composite debenture dated on or about the date hereof among, inter alios,  the companies listed therein as Original Charging Companies (including the Company), the partnerships listed therein as the Original Charging Partnerships and Deutsche Bank AG, London Branch as Security Trustee for the Beneficiaries;

Default Rate

means the rate specified in Clause 28.2 of the Senior Facilities Agreement or, upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement;

Designated Secured Obligations

means Financial Indebtedness in the form of notes or other such similar instruments of any member of the Group that is designated as “Designated Secured Obligations” by written notice from Virgin Media Investment Holdings Limited and its successors in title from time to time to the Security Trustee which notice will certify that the Financial Indebtedness is an instrument for which Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-16”) is applicable or will become applicable upon registration of such instrument or an instrument exchangeable for such instrument pursuant to a contractual requirement;

Enforcement Date

means the date on which, following the occurrence of an Event of Default that is continuing, either the Relevant Agent or the Security Trustee notifies the relevant Chargor of the occurrence of that Event of Default, or takes, under any one or more of the Senior Finance Documents, any of the steps it is entitled to take by reason of the occurrence of such Event of Default.

Event of Default	means each of: (a) a Senior Default; and (b) an event of default or termination event (however described) under any Hedging Agreement;

Excluded Charged Assets	has the meaning given to such term in Clause 4.2 of this Instrument;

Indemnified Party	has the meaning set out in Clause 14.3;

Insolvency Act	means the Insolvency Act 1986;

Instructing Party	has the meaning given to it in the Group Intercreditor Deed;

Liability

means any obligation or liability for the payment of money, whether in respect of principal, interest or otherwise, owed jointly or severally and whether owed as principal or surety or in any other capacity;

Original Charging Companies	has the meaning given to it in the Debenture;

Original Charging Partnerships	has the meaning given to it in the Debenture;

Permitted Disposal

means any disposal permitted under Clause 25.4 of the Senior Facilities Agreement or upon its repayment in full and cancellation of all undrawn commitments thereunder such equivalent provision in the Relevant Facilities Agreement;

Realisation Accounts	means each account maintained from time to time by the Security Trustee for the purposes of Clause 7.6;

Receiver

means any receiver or administrative receiver appointed in respect of all or any of the Charged Assets (whether pursuant to this Instrument, pursuant to any statute, by a Court or otherwise) and includes joint receivers;

Relevant Facilities Agreement

means the Senior Facilities Agreement, or, upon its repayment in full and cancellation of all undrawn commitments thereunder, the Designated Refinancing Facilities Agreement, provided that if upon the repayment in full and cancellation of all undrawn commitments under the Senior Facilities Agreement there is no Designated Refinancing Facilities Agreement, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Senior Facilities Agreement immediately prior to such termination, and provided further that upon the repayment in full and cancellation of all undrawn commitments under the Designated Refinancing Facilities, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Designated Refinancing Facilities Agreement immediately prior to such termination.

Restricted Lease	has the meaning given to it in the Debenture;

Rule 3-16	has the meaning given to such term in “Designated Secured Obligations”;

SEC	means the United States Securities and Exchange Commission;

Secured Obligations

means the Security Trustee Liabilities, the Senior Liabilities and the Hedging Liabilities, provided that any liabilities that have been designated as “New Senior Liabilities” under the Group Intercreditor Deed or are incurred after 31 December 2009 under any Refinancing Facilities Agreement entered into after such date,

(a)        in breach of the provisions of the Senior Facilities Agreement, or upon its repayment in full and cancellation of all undrawn commitments thereunder (unless there is no Designated Refinancing Facilities Agreement), the Designated Refinancing Facilities Agreement, or any Refinancing Facilities Agreement on the date of such designation (excluding any applicable cure period), or

(b)        that the Security Trustee, acting reasonably, has not agreed to act as security trustee for,

shall not, in any such case constitute “Secured Obligations” for the purpose of this Instrument;

Securities Act	means the United States Securities Act of 1933, as amended;

Security Provider	means any person who has granted or may at any time hereafter grant any security interest for the Secured Obligations;

Security Trust Agreement

means the security trust agreement dated 3 March 2006 and amended and restated on or about the date of this Instrument between Deutsche Bank AG, London Branch as Security Trustee and as Facility Agent, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited) and the companies named therein as Original Obligors;

Senior Facilities Agreement

means the senior facilities agreement dated 3 March 2006 (as amended and restated on 22 May 2006, 10 July 2006, 10 August 2006, 4 April 2007, 15 May 2008, 10 November 2008, 30 October 2009 and 8 January 2010 and as amended, restated, supplemented or novated from time to time between Virgin Media Inc., Virgin Media Finance plc, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), Telewest Communications Network Limited, VMIH Sub Limited (formerly known as NTLIH Sub Limited) as UK Borrowers, Virgin Media Dover LLC (formerly known as NTL Dover LLC) as US Borrower, Deutsche Bank AG, London Branch, J.P. Morgan plc, The Royal Bank of Scotland plc and Goldman Sachs International as Bookrunners and as Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent and as Security Trustee, Deutsche Bank AG, New York Branch as US Paying Agent, GE Corporate Banking Europe SAS as Administrative Agent, Deutsche Bank AG, London Branch as Original L/C Bank and the persons named therein as Lenders;

Senior Secured Notes	has the meaning given to the term “Notes” in the Senior Secured Notes Indenture;

Senior Secured Notes Documents	means the Senior Secured Notes Indenture including the guarantees set out therein, and the Senior Secured Notes;

Senior Secured Notes Indenture

means the indenture dated on or about the date of this Instrument governing the US$1,000,000,000 6.50% Senior Secured Notes due 2018 and the £875,000,000 7.00% Senior Secured Notes due 2018, among Virgin Media Inc., Virgin Media Investment Holdings Limited, Virgin Media Finance PLC, Virgin Media Secured Finance PLC, the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee, registrar and paying agent and The Bank of New York Mellon (Luxembourg), S.A., as Luxembourg paying agent, as amended, restated, supplemented or otherwise modified from time to time;

Shares	means all shares in the capital of any company now or in the future legally or beneficially owned by the Company and/or any nominee on behalf of the Company.

1.2                       Successors and assigns

The expressions “Senior Lenders”, “Beneficiaries”, “Chargor”, “Senior Finance Party”, “Company”, “Original Charging Company”, “Original Charging Partnership”, “Relevant Agent”, “Security Provider” and “Security Trustee” include, where the context admits, their respective successors, permitted assigns and transferees and, in the case of the Lenders, their Transferees and, in the case of the Security Trustee, such other person as may from time to time be appointed as Security Trustee for the Beneficiaries pursuant to the provisions of the Security Trust Agreement.

1.3                       Agreement definitions

Unless the context otherwise requires or unless otherwise defined in this Instrument, words and expressions defined in the Group Intercreditor Deed and (unless otherwise defined in the Group Intercreditor Deed) the Relevant Facilities Agreement shall have the same meaning when used in this Instrument (including its recitals).

1.4                       Headings

Clause and schedule headings and the contents page are inserted for convenience of reference only and shall be ignored in the interpretation of this Instrument.

1.5                                Construction of certain terms

In this Instrument, unless the context otherwise requires:

(a)                        references to clauses and the schedules are to be construed as references to the clauses of, and the schedules to, this Instrument and references to this Instrument include its schedules;

(b)                       references to (or to any specified provision of) this Instrument or any other agreement or document shall be construed as references to this Instrument, that provision, that agreement or that document as in force for the time being and as from time to time amended, supplemented, varied, extended, restated, replaced or novated in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of any Security Document or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Relevant Agent, the Security Trustee, all of the Beneficiaries, an Instructing Party or all or any of the other Senior Finance Parties (as the case may be);

(c)                        references to a regulation include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

(d)                       words importing the plural shall include the singular and vice versa;

(e)                        references to a time of day are to London time;

(f)                          references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof and that person’s successors in title;

(g)                       references to a guarantee include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and guaranteed shall be construed accordingly;

(h)                       references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended;

(i)                           references to business in relation to the Company means any business referred to in the definition of Group Business in the Senior Facilities Agreement or, upon its repayment in full and cancellation of all undrawn commitments thereunder, the equivalent definition in the Relevant Facilities Agreement, which the Company engages in, and references to ordinary course of business shall be similarly construed; and

(j)                           references in this Instrument to a fixed security shall be construed a reference to a fixed security as defined by Section 486 of the Act as in force at the date hereof.

1.6                                Group Intercreditor Deed

This Instrument should be read and construed subject to the terms of the Group Intercreditor Deed.  In the event of any inconsistency between the terms of this Instrument and the Group Intercreditor Deed, the terms of the Group Intercreditor Deed shall prevail.

1.7                                Secured Liabilities

It is acknowledged and agreed that (without prejudice to the extension of the Secured Obligations to any other Indebtedness from time to time included within the definition thereof) as at the date hereof, the Secured Obligations shall include:

(a)               all Liabilities under the Senior Facilities Agreement; and

(b)              all Liabilities under the Senior Secured Notes Documents.

2.                             BOND

2.1                       The Company hereby covenants that it will on demand made on it by the Security Trustee pay to the Security Trustee for the account of the relevant Beneficiaries any Secured Obligation which is due and payable but unpaid.

2.2                       Any statement of account of the Company, signed as correct by an officer of the Security Trustee, showing the amount of any Secured Obligations of the Company shall be prima facie evidence as to the amount of the Secured Obligations of the Company from time to time.

2.3                       The Company warrants that it has not taken or received, and undertakes that until all the Secured Obligations have been paid or discharged in full it will not, without the consent in writing of the Security Trustee, take or receive any security from any other Chargor or any other person in respect of its obligations under this Instrument.

2.4                       All payments to be made by the Company under this Instrument shall be made in full, without any set-off or counterclaim or plea of compensation whatsoever and free and clear of any deductions or withholdings in the relevant currency on the due date to such account as the Security Trustee may from time to time specify.

2.5                       Until all the Secured Obligations have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement or the discharge by any person of its liability) the Company agrees that without the prior written consent of the Security Trustee it will not:

(a)                        exercise its rights of subrogation, reimbursement and indemnity against any other Chargor or any other person;

(b)                       save as otherwise permitted and not restricted in each of the Senior Finance Documents, the Refinancing Facilities Agreements and the Group Intercreditor Deed, demand or accept repayment in whole or in part of any obligations or liabilities now or hereafter due to the Company from any other Chargor or any

Security Provider or demand or accept any guarantee or any other document or instrument (including, without limitation, any other document or instrument creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind) in respect of such obligations or liabilities or dispose of the same;

(c)                        take any step to enforce any right against any other Chargor or any Security Provider in respect of any such obligations or liabilities; or

(d)                       claim any set-off or counter-claim in respect of any such obligations or liabilities against any other Chargor or any Security Provider or claim or prove in competition with the Security Trustee or any of the Beneficiaries in the bankruptcy, liquidation or administration of any other Chargor or any Security Provider or have the benefit of, or share in, any payment from or composition with any other Chargor or any Security Provider or any other Security Document now or hereafter held by the Security Trustee or any of the Beneficiaries for any obligations or liabilities of any other Chargor or any Security Provider but so that, if so directed by the Security Trustee, it will prove for the whole or any part of its claim in the liquidation of any other Chargor or any Security Provider on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Security Trustee and applied in or towards discharge of the Secured Obligations in accordance with the provisions of the Group Intercreditor Deed and Security Trust Agreement.

2.6                       Recoveries by the Company

If contrary to Clause 2.3 or 2.5 the Company takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Security Trustee and shall be delivered to the Security Trustee on demand.

3.                             FLOATING CHARGE

3.1                       The Company, being a company incorporated in Scotland, as security for the payment and discharge of all the Secured Obligations HEREBY GRANTS in favour  of the Security Trustee for itself and as  trustee  for  the Beneficiaries a floating charge over the whole of the Charged Assets PROVIDED THAT, for the avoidance of doubt, the floating charge shall not attach to any plant or machinery, or any lease interest therein, which is the subject of a lease where the title thereto vests in the relevant lessor and not the Company.

3.2                       The floating charge hereby created shall rank pari passu with the floating charge created by the Debenture, and, subject to Section 464(2) of the Act, rank in priority to any fixed security which shall be created by the Company after its execution hereof (other than a fixed security in favour of the Security Trustee for itself and/or as trustee aforesaid) and to any other floating charge which shall be created by the Company after its execution hereof and, subject as aforesaid, no such fixed security nor such other floating charge shall rank in priority to or equally with or postponed to the floating charge hereby created by it.

3.3                       Paragraph 14 of Schedule B1 to the Insolvency Act 1986 (as amended by Schedule 16 of the Enterprise Act 2002) will apply to any floating charge created pursuant to this Instrument.

3.4                       Notwithstanding Clause 3.1, unless and until the Company has obtained the consent of the relevant landlord and any other relevant party (each being a Consent) the floating charge granted pursuant to Clause 3.1 shall not extend to the Company’s rights over any Restricted Lease.  Unless the Company has received a written confirmation from the Security Trustee that a particular Consent is not required, the Company hereby undertakes to use its reasonable endeavours to obtain the Consents.  On obtaining each Consent the Restricted Lease shall thereupon automatically become subject to the floating charge created pursuant to Clause 3.1 and the Company shall immediately produce evidence of such Consent to the Security Trustee.

3.5                       The Company hereby warrants that it is not a party to any Restricted Lease and that, accordingly, no Consents are required in respect of any of the Charged Assets.

4.                                      RULE 3-16 LIMITATION

4.1                                Clause 3 of this Instrument notwithstanding, the Excluded Charged Assets are not charged under this Instrument to secure the Designated Secured Obligations. For the avoidance of doubt,

(a)               all other Shares remain charged or assigned (as the case may be) under this Instrument to secure all Secured Obligations, including without limitation the Designated Secured Obligations; and

(b)              such Excluded Charged Assets remain charged under Clause 3 of this Instrument to secure any Secured Obligations that are not Designated Secured Obligations.

4.2                                “Excluded Charged Assets” in relation to any Designated Secured Obligations means any Shares or other securities of a Subsidiary of Virgin Media Inc. (excluding the Shares or other securities issued by Virgin Media Investments Limited or any successor entity upon any merger, reorganisation or other restructuring effecting it) that are owned by the Company to the extent that pledging or assigning such Shares or other securities under this Instrument to secure such Designated Secured Obligations would result in Rule 3-16 requiring separate financial statements of such Subsidiary to be filed with the SEC, but (i) only to the extent necessary to not be subject to such requirement, (ii) only for so long as such requirement is in existence and (iii) only if no member of the Group files or is otherwise required to file separate financial statements of such Subsidiary with the SEC under a separate rule or regulation; provided that no Shares or securities will constitute Excluded Charged Assets if any member of the Group takes any action in the form of a reorganisation, merger or other restructuring, a principal purpose of which is to provide for the limitation of the pledge and/or assignment of any Shares or other securities pursuant to Clause 4.1.

4.3                                In the event that Rule 3-16 is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of any such Subsidiary due to the fact that such Subsidiary’s Shares or other securities secure any Designated Secured Obligations, then such Shares or other securities (as applicable) of such Subsidiary shall automatically be deemed to be Excluded Charged Assets for such Designated Secured Obligations but (i) only to the extent necessary to not be subject to any such financial statement requirement, (ii) only for so long as such financial statement requirement would otherwise have been applicable to such Subsidiary and (iii) only if no member of the Group files or is otherwise required to file separate financial statements of such Subsidiary with the SEC or such other governmental agency under a separate rule or regulation. If the circumstances described in this paragraph (c) apply, this Instrument may be amended or modified, without the consent of any Senior Finance Party, to the extent necessary to release the charge (but only to the extent securing such Designated Secured Obligations and without prejudice to the charge securing Secured Obligations referred to in Clause 4.1(b)) in favour of the Security Trustee on the relevant Shares and/or other securities that are so deemed to constitute Excluded Charged Assets.

4.4                                In the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Shares and/or other securities to secure any Designated Secured Obligations in excess of the amount then pledged without the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of such Subsidiary, then the Shares or other securities (as applicable) of such Subsidiary will automatically be deemed not to be Excluded Charged Assets for such Designated Secured Obligations, but limited to the extent necessary to not be subject to any such financial statement requirement. If the circumstances described in this paragraph 4.4 apply, this Instrument may be amended or modified, without the consent of any Senior Finance Party, to the extent necessary to charge in favour of the Security Trustee such additional Shares or other securities that were deemed to constitute Excluded Charged Assets.

5.                             UNDERTAKINGS

The Company hereby undertakes with the Security Trustee that until the security constituted by this Instrument is released in accordance with the following provisions:

(i)                                                                the provisions of Clause 5 of the Debenture shall apply mutatis mutandis as if set out herein but so that references therein to Chargor and this Deed shall be construed herein as references to the Company and this Instrument respectively;

(ii)                                                             the Company will comply with all its obligations under the Senior Finance Documents; and

(iii)                                                          the Company will notify the Security Trustee forthwith in the event that any claim or notice against it or any of the Charged Assets is received from any other party which is likely to materially prejudice the value of the Charged Assets and of all matters relevant thereto.

6.                            SET-OFF

6.1                       The Company hereby agrees that after the Enforcement Date the Security Trustee and/or each other Beneficiary may at any time without notice, notwithstanding any settlement of account or other matter whatsoever, combine or consolidate all or any of its then existing accounts wheresoever situate (including accounts in the name of the Security Trustee, such other Beneficiary or of the Company jointly with others), whether such accounts are current, deposit, loan or of any other nature whatsoever, whether they are subject to notice or not and whether they are denominated in Sterling or in any other currency, and set-off or transfer any sum standing to the credit of any one or more such accounts in or towards satisfaction of the Secured Obligations owed to the Security Trustee and/or such other Beneficiary which, to the extent not then payable, shall automatically become payable to the extent necessary to effect such set-off.

6.2                       For the purpose of Clause 6.1, the Company authorises the Security Trustee and each other Beneficiary to purchase with the moneys standing to the credit of such accounts such other currencies as may be necessary to effect such applications at the spot rate of exchange (as, save in the case of manifest error, conclusively determined by the Security Trustee or the relevant other Beneficiary) prevailing in the London foreign exchange market for purchasing Sterling with the currency in which the sum standing to the credit of the relevant account is denominated.

7.                           ENFORCEMENT

7.1                       If (and only if) the Enforcement Date has occurred this Instrument shall become enforceable.

7.2                       At any time: (i) on or after the Enforcement Date; or (ii) if the Board of Directors of the Company requests that a Receiver or administrator be appointed forthwith; or (iii) a petition is presented for the making of an administration order of the Company, the power to appoint a Receiver or administrator of the Charged Assets shall be  immediately exercisable in relation to the security created by the Company by or pursuant  to this  Instrument, and the Security Trustee may then (i) by instrument in writing appoint any person or persons (if more than one with power to act both jointly and severally) to be a Receiver of the Charged Assets, or (ii) appoint an administrator of the Company pursuant to paragraph 14 of Schedule B1 to the Insolvency Act 1986.  In addition and without prejudice to the foregoing provisions of this sub-clause, in the event that any person appointed in pursuance hereof to be a Receiver as aforesaid shall be removed by a Court or shall otherwise cease to act as such, then the Security Trustee shall be entitled so to appoint another person as Receiver in his place.

7.3                       A Receiver so appointed shall have and be entitled to exercise all the powers conferred upon such a Receiver by the Insolvency Act and in addition to and without limiting these powers, such Receiver shall have power to:

7.3.1                                                   implement and exercise all or any of the Company’s powers and/or rights and/or obligations under any contract or other agreement forming a part of the Charged Assets;

7.3.2                                                   make any arrangement or compromise which he shall think expedient of or in respect of any claim by or against the Company;

7.3.3                                                   subscribe for or acquire for cash or otherwise any share capital of such new company or corporation in the name of the Company and on its behalf and/or in the name(s) of a nominee(s) or trustee(s) for it;

7.3.4                                                   sell, feu, assign, transfer, exchange, hire out, grant leases of or otherwise dispose of or realise the Charged Assets or any part thereof to any such new company or corporation and accept as consideration or part of the consideration therefor in the name of the Company and on its behalf and/or in the name(s)  of any nominee(s) or trustee(s) for it any shares or further shares in any such company or corporation or allow the payment of the whole or any part of such consideration to remain deferred or outstanding by way of loan or debt or credit;

7.3.5                 sell, feu, assign, transfer, exchange, hire out, grant leases of or otherwise dispose of or realise on behalf of the Company any such shares or deemed consideration or part thereof or any rights or benefits attaching thereto;

7.3.6                 convene an extraordinary general meeting of the Company;

7.3.7                 acquire any property on behalf of the Company;

7.3.8                 in respect of any assets of the Company situated in England and Wales,  exercise in addition to the foregoing all the powers conferred by the Insolvency Act or any other enactment or under law on Receivers appointed in that jurisdiction;

7.3.9                 take possession of, collect and get in all or any of the Charged Assets;

7.3.10               carry on, manage, develop, reconstruct, amalgamate or diversify the business of the Company or any part thereof or concur in so doing; lease or otherwise acquire and develop or improve properties or other assets without being responsible for loss or damage subject to the terms of this Instrument;

7.3.11               raise or borrow any money from or incur any other Liability to the Security Trustee or the Beneficiaries or others on such terms with or without security as he may think fit and so that any such security may be or include a charge on the whole or any part of the Charged Assets ranking in priority to the security created by this Instrument or otherwise;

7.3.12               sell by public auction or private contract, let, surrender or accept surrenders, grant licences or otherwise dispose of or deal with all or any of the Charged Assets or concur in so doing in such manner for such consideration and generally on such terms and conditions as he may think fit with full power to convey, let, surrender, accept surrenders or otherwise transfer or deal with such Charged Assets in the name and on behalf of the Company or otherwise and so that covenants and contractual obligations may be granted and assumed in the name of and so as to bind the Company (or other estate owner) if he shall consider it necessary or expedient so to do; any such sale, lease or disposition may be for cash, debentures or other obligations, shares, stock, securities or other valuable consideration and be payable immediately or by instalments spread over such period as he shall think fit and so that any consideration received or receivable shall ipso facto forthwith be and become charged with the payment of all the Secured Obligations; plant, machinery and other fixtures may be severed and sold separately from the premises containing them and the Receiver may apportion any rent and the performance of any obligations affecting the premises sold without the consent of the Company;

7.3.13               promote the formation of companies with a view to the same becoming a Subsidiary of the Chargor concerned and purchasing, leasing, licensing or otherwise acquiring interests in all or any of the Charged Assets or otherwise, arrange for such companies to trade or cease to trade and to purchase, lease, license or otherwise acquire all or any of the Charged Assets on such terms and conditions whether or not including payment by instalments secured or unsecured as he may think fit;

7.3.14               make and effect such repairs, renewals and improvements to the Charged Assets or any part thereof as he may think fit and maintain, renew, take out or increase insurances;

7.3.15               appoint managers, agents, officers and employees for any of the purposes referred to in this Clause 7 or to guard or protect the Charged Assets at such salaries and commissions and for such periods and on such terms as he may determine and may dismiss the same;

7.3.16               make calls conditionally or unconditionally on the members of the Company concerned in respect of uncalled capital and institute, continue, enforce, defend, settle or discontinue any actions, suits or proceedings in relation to the Charged Assets or any part thereof or submit to arbitration as he may think fit;

7.3.17               sign any document, execute any deed and do all such other acts and things as may be considered by him to be incidental or conducive to any of the matters or powers aforesaid or to the realisation of the security created pursuant to this Instrument of the Security Trustee and the Beneficiaries and to use the name of the Company concerned for all the purposes aforesaid;

7.3.18               do all the acts and things described in schedules 1 or 2 to the Insolvency Act as if the words he and him referred to the Receiver and company referred to the Company;

7.3.19               do all such other acts and things as he may consider necessary or desirable for protecting or realising the Charged Assets or any part thereof or incidental or conducive to any of the matters, powers or authorities conferred on a Receiver under or by virtue of or pursuant to this Instrument, and exercise in relation to the Charged Assets or any part thereof all such powers and authorities and do all such things as he would be capable of exercising or doing if he were the absolute beneficial owner of the same;  and use the name of the Company for all and any of the purposes aforesaid; and

7.3.20               do all or any of the acts and things specified in Clause 9 of the Debenture which are not specified in this Clause 7.3

7.4        In the exercise of the powers hereby conferred any Receiver may sever and sell plant, machinery or other fixtures separately from the property to which they may be annexed.

7.5        No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Security Trustee or any Receiver to exercise any of the powers conferred by this Instrument has arisen or not or be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

7.6        If the Security Trustee (whether by the appointment of a Receiver or otherwise) enforces the security created pursuant to this Instrument the Security Trustee (or such Receiver) may:

7.6.1                 open and maintain with such bank or banks (or other financial institutions) as it thinks fit one or more Realisation Accounts;

7.6.2                 pay the proceeds of any recoveries effected by it into any such number of Realisation Accounts as it considers appropriate; and

7.6.3                 subject to the payment of any claims having priority to the security created pursuant to this Instrument, withdraw amounts standing to the credit of the Realisation Accounts to:

7.6.4                 discharge all costs, charges and expenses incurred and payments made by the Security Trustee (or such Receiver) in the course of such enforcement;

7.6.5                 pay remuneration to the Receiver as and when the same becomes due and payable; and

7.6.6                 discharge the Secured Obligations as and when the same become due and payable.

8.         OFFICE OF RECEIVER

8.1        Any Receiver appointed under Clause 7 shall be the agent of the Company for all purposes and (subject to the provisions of the Insolvency Act) the Company alone shall be responsible for his contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by him and for his remuneration and his costs, charges and expenses, and the Security Trustee shall not incur any liability therefor (either to the Company or any other person) by reason of the Security Trustee making his appointment as such Receiver or for any other reason whatsoever.

8.2        Any Receiver appointed shall be entitled to remuneration appropriate to the work and responsibilities involved upon the basis of charging from time to time adopted by the Receiver in accordance with the current practice of the Receiver or his firm.

9.         APPLICATION OF ENFORCEMENT MONEYS

All moneys received by the Security Trustee or by any Receiver shall be applied, after the discharge of the remuneration and expenses of the Receiver and all liabilities having priority to the Secured Obligations, in or towards satisfaction of the Secured Obligations in accordance with the terms of the Group Intercreditor Deed and the Security Trust Agreement, except that the Security Trustee may credit the same to a suspense account for so long and in such manner as the Security Trustee may from time to time determine and the Receiver may retain the same for such period as he and the Security Trustee consider expedient.

10.       RELEASE AND DISCHARGE

10.1      The Security Trustee acting on behalf of the Beneficiaries under the Senior Finance Documents may at any time release the Company from any or all of its obligations under or pursuant to this Instrument and/or all or any part of the Charged Assets from the security created by this Instrument upon such terms as the Security Trustee may think fit but nothing in this Instrument does, shall or is intended to constitute a release of any of the Charged Assets.

10.2      Upon the satisfaction in full of all of the Secured Obligations and there no longer being any obligation on any Beneficiary to make any of the Secured Obligations available, then subject only to Clause 10.3, the Security Trustee shall, at the request and cost of the Company, execute and do all such deeds, acts and things as may be necessary to release the Charged Assets from the security constituted, and to reassign the property and assets assigned to the Security Trustee, hereby.

10.3      Any release, discharge or settlement between the Company and the Security Trustee shall be conditional upon no security, disposition or payment to the Security Trustee or any of the Beneficiaries by any Chargor or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Trustee shall be entitled to enforce this Instrument subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.  The Security Trustee shall be entitled to retain the security created pursuant to this Instrument after as well as before the payment, discharge or satisfaction of all moneys, obligations and liabilities that are or may become due owing or incurred to the Security Trustee and the Beneficiaries from any Chargor for such period as the Security Trustee may reasonably determine being not longer than 13 months following the date of payment, discharge or satisfaction of the Secured Obligations in full.

10.4      The Security Trustee shall, at the request and cost of the Company, execute such letters of non-crystallisation as may be reasonably necessary to permit any Permitted Disposal of the Charged Assets.

11.       PROTECTION OF SECURITY

11.1      The security created by this Instrument shall be a continuing security notwithstanding any settlement of account or other matter or thing whatsoever, and in particular (but without prejudice to the generality of the foregoing) shall not be considered satisfied by an intermediate repayment or satisfaction of part only of the Secured Obligations, and shall continue in full force and effect until total and irrevocable satisfaction of all the Secured Obligations.

11.2      The security created by this Instrument shall be in addition to and shall not in any way prejudice or be prejudiced by any collateral or other security, right or remedy which the Security Trustee may now or at any time hereafter hold for all or any part of the Secured Obligations.

11.3      No failure on the part of the Security Trustee or any Beneficiary to exercise and no delay on its part in exercising any right, remedy, power or privilege under or pursuant to this Instrument or any other document relating to or securing all or any part of the Secured Obligations will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies provided in this Instrument and any such other document are cumulative and not exclusive of any right or remedies provided by law.

11.4      Each of the provisions in this Instrument shall be severable and distinct from one another and if at any time any one or more of such provisions is or becomes or is declared null and void, invalid, illegal or unenforceable in any respect under any law or otherwise howsoever the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

11.5      If the Security Trustee or any Beneficiary receives or is deemed to be affected by notice whether actual or constructive of any subsequent security or other interest affecting any part of the Charged Assets and/or the proceeds of sale thereof, the

Security Trustee or such Beneficiary may open a new account or accounts for the Company.  If the Security Trustee or such Beneficiary does not open a new account it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice and as from that time all payments made to the Security Trustee or such Beneficiary shall be credited or be treated as having been credited to the new account and shall not operate to reduce the amount for which this Instrument is security.

11.6      Neither the security created by this Instrument nor the rights, powers, discretions and remedies conferred upon the Security Trustee by this Instrument or by law shall be discharged, impaired or otherwise affected by reason of:

11.6.1               any other present or future security, guarantee, indemnity or other right or remedy held by or available to the Security Trustee or any Beneficiary being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security Trustee or any Beneficiary from time to time exchanging, varying, realising, releasing or failing to protect or enforce any of the same; or

11.6.2               the Security Trustee or any Beneficiary compounding with, discharging or releasing or varying the liability of, or granting any time, indulgence or concession to, the Company or any other person or renewing, determining, varying or increasing any accommodation or transaction in any manner whatsoever or concurring in accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Company or any other person; or

11.6.3               any act or omission which would not have discharged or affected the liability of the Company had it been a principal debtor instead of cautioner or by anything done or omitted which but for this provision might operate to exonerate the Company  from the Secured Obligations; or

11.6.4               any legal limitation, disability, Incapacity or other similar circumstance relating to the Company.

11.7      The Security Trustee shall not be obliged, before exercising any of the rights, powers or remedies conferred upon it by or pursuant to this Instrument or by law, to:

11.7.1               take any action or obtain judgment or decree in any Court against the Company;

11.7.2               make or file any claim to rank in a winding-up or liquidation of the Company; or

11.7.3               enforce or seek to enforce any other security taken, or exercise any right or plea available to the Security Trustee, in respect of any of the Company’s obligations under the Security Documents other than this Instrument.

12.       FURTHER ASSURANCE

The Company shall execute and do all such assurances, acts and things as the Security Trustee shall from time to time reasonably require for perfecting or protecting the security created by or pursuant to this Instrument over the Charged Assets or, on or after the Enforcement Date, for facilitating the realisation of such assets and the exercise of all powers, authorities and discretions vested in the Security Trustee or in any Receiver and shall, in particular, execute all fixed securities, floating charges, assignations, securities, transfers, dispositions and assurances of the Charged Assets whether to the Security Trustee or to its nominee(s) or otherwise and give all notices, orders and directions which the Security Trustee may think expedient, acting reasonably, which fixed securities over heritable or leasehold property situated in Scotland shall be standard securities in the agreed form for property of that type.

13.       MANDATE AND ATTORNEY

13.1      The Company by way of security hereby irrevocably appoints each of the Security Trustee and any Receiver or administrator severally to be its attorney in its name and on its behalf:

13.1.1               to execute and complete on or after the Enforcement Date any documents or instruments which the Security Trustee or such Receiver or administrator may require for perfecting the title of the Security Trustee to the Charged Assets or for vesting the same in the Security Trustee, its nominees or any purchaser;

13.1.2               to sign, execute, seal and deliver and otherwise perfect any further security document or notice referred to in Clause 12 in accordance with the terms thereof; and

13.1.3               otherwise generally on or after the Enforcement Date to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which may be required for the full exercise of all or any of the powers conferred on the Security Trustee or a Receiver or administrator under this Instrument or which may be deemed expedient by the Security Trustee or a Receiver or administrator in connection with any disposition, realisation or getting in by the Security Trustee or such Receiver of the Charged Assets or any part thereof or in connection with any other exercise of any power under this Instrument.

13.2      The Company ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney as is mentioned in Clause 13.1 shall do or purport to do in the proper exercise of his powers under such Clause.

14.       INDEMNITIES; COSTS AND EXPENSES

14.1      The Company binds and obliges itself for the whole expenses of completing and enforcing the security hereby granted and the expenses of any discharge hereof.

14.2      All costs, charges and expenses incurred and all payments made by the Security Trustee or any Receiver hereunder in or about the enforcement, preservation or attempted preservation of the security created by or pursuant to this Instrument or any of the Charged Assets shall carry interest from the date falling 30 days after the date of demand for payment of such expenses to the date of payment by the Company at the Default Rate (both before and after judgment).  The amount of all such costs, charges, expenses and payments and all interest thereon and all remuneration payable hereunder shall be payable by the Company on demand and shall be a Secured Obligation.  All such costs, charges, expenses and payments shall be paid and charged as between the Security Trustee or any Receiver and the Company on the basis of a full and unqualified indemnity.

14.3      The Beneficiaries, the Security Trustee and any Receiver or administrator, attorney, agent or other person appointed by the Security Trustee under this Instrument and the officers and employees of each of the aforementioned (each an Indemnified Party) shall be entitled to be indemnified out of the Charged Assets in respect of all costs, losses, actions, claims, demands or liabilities whether in contract, tort, delict or otherwise and whether arising at common law, in equity or by statute which may be incurred by, or made against, any of them (or by or against any manager, agent, officer or employee for whose liability, act or omission any of them may be answerable) at any time relating to or arising directly or indirectly out of or as a consequence of:

14.3.1               anything done or omitted in the exercise or purported exercise of the powers contained in this Instrument; or

14.3.2               any breach by the Company of any of its obligations under this Instrument; or

14.3.3               an Environmental Claim made or asserted against an Indemnified Party which would not have arisen if this Instrument had not been executed and which was not caused by the negligence or wilful default of the relevant Indemnified Party in each case, except in the case of fraud, wilful misconduct or gross negligence on the part of an Indemnified Party.

15.           SECURITY TRUST AGREEMENT

The Company and the Security Trustee hereby acknowledge that the covenants of the Company contained in this Instrument and the security and other rights, titles and interests constituted by this Instrument and the Charged Assets and all other moneys, property and assets paid to the Security Trustee or held by the Security Trustee or received or recovered by the Security Trustee pursuant to or in connection with this Instrument are held by the Security Trustee subject to and on the terms of the trusts declared in the Security Trust Agreement.

16.           REORGANISATION

This Instrument shall remain binding on the Company notwithstanding any change in the constitution of the Security Trustee or any Beneficiary or the absorption of the Security Trustee or any Beneficiary in, or amalgamation with, or the acquisition of all or part of its undertaking by, any other person, or any reconstruction or reorganisation of any kind.  The security granted by this Instrument shall remain valid and effective in all respects in favour of the Security Trustee as trustee for the Beneficiaries.

17.           CURRENCIES

17.1         Conversion of currencies

All moneys received or held by the Security Trustee or by a Receiver under this Instrument at any time on or after the Enforcement Date in a currency other than a currency in which the Secured Obligations are denominated may from time to time be sold for such one or more of the currencies in which the Secured Obligations are denominated as the Security Trustee or Receiver considers necessary or desirable and the Company shall indemnify the Security Trustee against the full Sterling cost (including all costs, charges and expenses) properly incurred in relation to such sale.

Neither the Security Trustee nor any Receiver shall have any liability to the Company in respect of any loss resulting from any fluctuation in exchange rates after any such sale.

17.2         Currency indemnity

No payment to the Security Trustee (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Company in respect of which it was made unless and until the Security Trustee shall have received payment in full in the currency in which such obligation or liability was incurred.  To the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency the Security Trustee shall have a further separate cause of action against the Company and shall be entitled to enforce the charges hereby created to recover the amount of the shortfall.

18.           NO ASSIGNATION

The Company may not assign or transfer any of its rights or obligations under this Instrument.

19.           NOTICES

All notices, requests, demands and other communications to be given under this Instrument shall be deemed to be duly given or made when delivered or despatched in accordance with Clause 20 of the Group Intercreditor Deed.

20.           GOVERNING LAW

This Instrument (and all non-contractual disputes arising out of it) shall be governed by, and construed in all respects in accordance with, the law of Scotland.  The Company hereby represents and warrants to the Security Trustee that its choice of the law of Scotland to govern this Instrument is valid and binding subject to the Reservations.

21.           JURISDICTION

For the benefit of the Security Trustee and the Beneficiaries, the Company irrevocably agrees that the Scottish courts are to have jurisdiction to settle any disputes which may arise out of or in connection with this Instrument and that, accordingly, any suit, action or proceedings arising out of or in connection with this Instrument (Proceedings) may be brought in any such court. The Company irrevocably waives any objection to Proceedings in such a court on the grounds of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

22.        CONSENT TO REGISTRATION

A Certificate signed by an officer of the Security Trustee shall, in the absence of manifest error, be prima facie evidence of the amount of the Secured Obligations at any relevant time and shall constitute a balance and charge against the Company, and no suspension of a charge or of a threatened charge for payment of the balance so constituted shall pass nor any sist of execution thereon be granted except on consignation.  The Company hereby consents to the registration of this Instrument and of any such certificate for preservation:  IN WITNESS WHEREOF these presents consisting of this and the preceding twenty two pages are subscribed as follows:

Subscribed for and on behalf of
TELEWEST COMMUNICATIONS (DUNDEE AND PERTH) LIMITED
acting by its directors VIRGIN MEDIA DIRECTORS LIMITED and VIRGIN MEDIA
SECRETARIES LIMITED:

Robert Mackenzie duly authorised by
Virgin Media Directors Limited to sign on its behalf as director

/S/ ROBERT MACKENZIE

in the presence of:

/s/ VIERA SULIKOVA	Witness

Viera Sulikova	Print full name of Witness

Address of Witness	Fried, Frank Harris, Shriver & Jacobson (London) LLP
99 City Road
London EC1Y 1AX
United Kingdom
Tel: +44.20.7972.9600
Fax: +44.20.7972.9602

all together at
on

Robert Gale duly authorised by
Virgin Media Secretaries Limited to sign on its behalf as director

/S/ ROBERT GALE

in the presence of:

/s/ VIERA SULIKOVA	Witness

Viera Sulikova	Print full name of Witness

Address of Witness	Fried, Frank Harris, Shriver & Jacobson (London) LLP
99 CITY ROAD
London EC1Y 1AX
United Kingdom
Tel: +44.20.7972.9600
Fax: +44.20.7972.9602

all together at
on

Subscribed for and on behalf of
DEUTSCHE BANK AG, LONDON BRANCH acting by

/s/ NICOLA ANNE DAWES	Authorised Signatory

Nicola Anne Dawes	Print full name of Authorised Signatory

/s/ VIKKI ANNE MAYELL	Authorised Signatory

Vikki Anne Mayell	Print full name of Authorised Signatory

all together at London

on 19th January 2010